  SPECIAL STOCKHOLDERS MEETING

  November 6, 2008

Good morning.
I want to provide my viewpoint on the merger. I want to frame past events and current events that have led us here today.

•
Over 2 years ago we saw trouble building in Ohio real estate and our states’ employment prospects. The real estate market was slowing down its ability to absorb new housing product.  Our customers were losing income as work was slowing.

•	You may recall at our Annual Meeting we talked about the trouble on the horizon of Banking and fall in home sales and the severe rise in delinquency by borrowers on loans here, and across the country.

•
We saw delinquency rising due to a number of factors: cost of living continued to climb – as one example, fuel costs (now we think $2.20 gas is a real bargain after paying $4.00); employment was declining in hours worked – then outright layoffs related to what good manufacturing jobs we had left in the Midwest – mostly auto/auto related.  We are fortunate that job loss in this Merger is not 50% as in many Bank deals.  There is no reduction in branches at all and we are retaining some 80% of our employees.

•
We had hoped that recessionary trends were short term, but then the real estate market declined due to  (1) low rates by the Federal Reserve Bank in 2002-2004   (2) which led to easy financing and exuberant pricing  (3)  Wall Street got direct access to home lending to create the sub-prime problems.  Simply too much supply of money.

•	Now it may easily be several years before we get all this behind us.

•
Our Bank, through this has carried very high levels of non-performing assets – currently about 3 ½% of assets.  We have used our higher level of capital to cover the losses and have plowed almost all earnings into our loan loss reserves.

We reduced our dividends to retain more of our capital – not knowing what may come; but it’s an easy guess that more loan defaults are on the way.

•
We are now seeing some leveling in our delinquency – but I am not saying that this is a stable environment.  When a Bank like National City goes away at $2.23 a share - there are very large problems around us, which we had all hoped to avoid.

•
Capital is and always will be King – and with it – CASH – right now we have some of both – but at our level of earnings and likely many years ahead of us in this environment – it is unknown or unclear what pressures will come to bear.

	CFC	FPFC
Book Value of Capital	$ 86.6 million	$ 310.9 million
Goodwill	( 6.7 million)	( 93.8 million)
Non-performing Assets	( 33.8 million)	( 89.4 million)

* Net Capital	$ 46.1 million	$ 127.7 million

Divide by Number of Shares	÷ 7.163 million	÷ 16.547 million

Net Capital Share Value	$6.44	$7.72

Tier 1 with TARP/share	$9.23	$11.95

Actual TBV @ 9/30/08	$11.17	$12.25

* Not GAAP

One might look at banks now under this scenario to understand better why stocks are trading below banks book value across the country —

This may be why Bank stocks are trading where they are currently. We don’t expect to lose half our capital either!  We have loan loss reserves for that.  I am only trying to illustrate my feelings of bank stock pricing in a terribly volatile market.

OK – So that’s our environment!

•
So, last year, the Board pondered our strategic direction. We asked ourselves whether it would be in the best interests of Camco stockholders for the company to remain independent or to seek a merger partner. We talked long and hard about realistic expectations and our ability to achieve those in a timely manner in our current environment and markets. We asked ourselves if we could achieve $1.20 earnings per share - $.90 earnings per share – how about $.65 earnings per share —

•
The answer to our question last year when we looked at our company through clear facts – not rose colored glasses – was that we needed a larger partner to give our stockholders an opportunity at a more liquid stock and more upside potential than if we stood independent.

•
Regulatory expense and burden is already increasing again and in our opinion will reach levels that impair most banks from a competitive cost perspective in the future. A larger bank can spread those costs over a larger base of operation more efficiently.

•
If we join First Place – and save an estimated $8 - $9mm per year in cost and revenue enhancements to our balance sheet/operations – I dare say we can’t achieve that gain in earnings and thus capital value any other way than a sale of Camco.

Proforma Tangible Book Value for Camco Stockholders

•	Camco Tangible Book Value (TBV) @ 9/30/08 $ 79.896 mm

•	Post Merger Proforma – Camco Stockholders would own 23.11% of combined company, or stock of $57.312mm and cash portion @ $13.58 X 1,896,171 shares or $25.75mm.

•	Stock Value – TBV $57.312 million
•	Cash Portion 25.750 million

  Total Proforma TBV                                                                $83.062 million

             Proforma TBV                                                                             83.062 =   104%
             Camco  TBV @ 9/30/08                                                               79.896

•	There is value for our stockholders.

❖	10/31/08 Stock Prices
❖	9/30/08 Tangible Capital for Camco

As shown here –
There is Capital Value at the end of the day.

One might ask or wonder:

1)	The price is too low –
•	Understanding current market conditions that many very good banks trading at levels 50 – 80% lower than 1 – 1 ½ years ago. And at levels well below their book values.

•	I have shown here on this slide there is TBV in this deal at current levels for our stockholders.

•	The days of 2 X – 3 X book value for a Bank are gone – 1998 was the last time that happened. Margins are thinning and will keep doing so.

2)           Is First Place is the right partner?
•
We sent out over 30 books about Camco – we got a few real responses – and the best for value for stockholders and our communities was First Place.  They are a good fit for us and we with them.  A community bank with good people of integrity.

•	No other offers have emerged.

•	Our stock price has not gone above announced deal price so it must be valued about right.

•	The management teams are coming together and are integrating well. Customer is the central component of value on everyone’s mind; in both companies.

3)           We would be better off on our own
• No

•	We haven’t realized earnings per share that warrants the stockholder investment.

•	Diversifying into a larger company and having more capital to develop in Central Ohio and Cincinnati markets is the best opportunity we have in front of us.

▪	We will have more products that we have been unable to afford to offer.

▪	Our 2008 financials show 6 cents earnings per share – surely impacted by loan losses – but still telling a story.

▪	By merging – we gain $8 - $9mm in cost/revenue enhancements not achievable otherwise.

•	I don’t like the current stock market value for most banks – or many other companies for that matter – but I can’t control that aspect.

•	I can and will work to maximize stockholder value for the long term - not the third quarter of 2008 – a sale gives us all that opportunity for value over the long term.

•
As we meet here today, our recommendation is a vote for a merger with First Place Financial Corporation. Both Camco and First Place are community banks, with a common set of values and a strong management team.

There’s a strategic fit and a belief that the merger gives Camco stockholders a more liquid stock and the potential for enhanced value over the longer term through growth opportunities, stronger products and operating synergies. They offer insurance and wealth management products.  Soon, even banking by mobile phone!  Banking will continue to change drastically and this merger positions our customers well for the opportunity.

•	I believe that a merger not only gives stockholders the opportunity for value over the long term, it also provides better opportunities for our employees and our communities over the long term.
Thank you.